Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-267239) of our report dated March 17, 2023, relating to the financial statements of Stone Ridge Trust VIII as of January 31, 2023 and our report dated March 17, 2023, relating to the financial statements of SR Art Holdings LLC as of February 1, 2023. We also consent to the reference to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

New York, New York

March 17, 2023